Exhibit 99.18
TALKING POINTS FOR SITE SPECIFIC STAFF MEETINGS
CONDUCTED BY HSAs AND DONs
(PHS)
Thank you for joining us here today. We are very pleased to share some exciting news with you regarding the future of our company.
Today PHS is announcing one of the most important steps in our company’s history. After careful consideration, PHS has decided to combine our parent company with the parent company of Correctional Medical Services, another leader in the correctional healthcare field.
After closing the new organization will be focused on continuing our commitment to collaboration and partnership with our clients. These values have been a part of each company’s culture and will remain our key priority as we move forward together.
With this exciting announcement comes many questions and I am sure you are asking yourself, what does this mean to me? In the short term, it means business as usual for all of us as each company will continue to operate independently until the anticipated completion of the transaction in second quarter of 2011.
Moving forward, I know that you will have many questions as it relates to your position. For now, I can tell you:
•	There will be no immediate changes in job responsibilities or titles. No changes will be made at this time – all job titles, duties, compensation, etc., will remain the same.

•	After this transaction is consummated, staffing in direct support of corrections agency contracts will continue to be driven by contract requirements. After closing, there will be few, if any, changes made in the field as a result of the merger. Frankly, for our people in the field who serve our clients day in and day out, we expect this combination to have only a positive effect on the resources and services available to support your job. We understand how important your relationships with your clients are, and we will not disrupt those relationships. Emphasis will continue to be – as always – on delivery of care, quality service and continuity of relationships. After finalization of this transaction, we will begin to make and communicate specific decisions related to the corporate structure.
The new company’s corporate headquarters will be in Brentwood, Tenn., and the operational headquarters will be in St. Louis, Missouri. We expect the transaction to be finalized in the second quarter of 2011.
After the transaction closes, Rich Hallworth is going to be CEO, Stuart Campbell of CMS will be president and chief operating officer and Dick Miles, the current CEO of CMS, will be chairman of the board in a nonexecutive capacity. That means that he will not be involved in day-to-day management but he will represent our owners and be available to work with management as needed. Mike Taylor is expected to be the chief financial officer.
Each of them will spend time both in St. Louis and in Nashville. There will be further details about the organization and the various roles and responsibilities in the coming weeks.
After closing, our new organization will encourage and reward a culture that celebrates the very best of service and care in partnership with our clients. The people of our organization will bring a winning combination of innovation and experience that will deliver measurable value to our clients, growth opportunities for our employees and compassionate care for our patients.
The SEC has strict communication rules that we must follow between the announcement today and the shareholder vote on the combination. Please speak with your supervisor before engaging in any internal or external communication to ensure that you are in compliance with those guidelines. This transaction will likely generate significant attention from the press and investment community. As a reminder, if you receive any media or investor calls, or other outside inquiries regarding this situation, please direct them to Mike Taylor, our Executive Vice President and Chief Financial Officer (taylor@asgr.com).I am also sure you have many questions regarding our future, so we would be pleased to hear those at this time.
Additional Information and Where to Find It
In connection with the proposed merger, America Service Group will file with the SEC a proxy statement with respect to the special meeting of stockholders that will be held to consider the merger. When completed and filed, the definitive proxy statement and a form of proxy will be mailed to the stockholders of America Service Group. BEFORE MAKING ANY VOTING DECISION, AMERICA SERVICE GROUP’S STOCKHOLDERS ARE STRONGLY URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT AMERICA SERVICE GROUP AND THE PROPOSED MERGER. America Service Group’s stockholders will be able to obtain, without charge, a copy of the proxy statement and other relevant documents filed with the SEC (in each case, when available) from the SEC’s website at http://www.sec.gov. America Service Group’s stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (in each case, when available) by directing a request by mail or telephone to America Service Group, Attn: Scott King, General Counsel, 105 Westpark Drive, Suite 200, Brentwood, Tennessee, 37027, telephone: (615)373-3100, or from the investor relations section of America Service Group’s website at www.asgr.com.

Proxy Solicitation
America Service Group and its directors and officers may be deemed to be participants in the solicitation of proxies from America Service Group’s stockholders with respect to the proposed merger. More detailed information regarding the identity of the potential participants, and their direct or indirect interests, by securities holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed merger. Information regarding America Service Group’s directors and executive officers and their ownership of America Service Group’s common stock is also available in America Service Group’s definitive proxy statement for its 2010 Annual Meeting of Stockholders filed with the SEC on April 28, 2010 and updated on May 28, 2010.